Exhibit 5

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

WRITER’S DIRECT DIAL NUMBER	WRITER’S E-MAIL
(202) 274-2001	jgorman@luselaw.com

October 16, 2009

Phillip M. Goldberg, Esq.
Foley & Lardner LLP
32lNorth Clark Street
Chicago, Illinois 60610

Dear Mr. Goldberg:

As counsel to Magyar Bancorp, Inc. (the “Company”), I am responding on its behalf to the letter dated October 7, 2009, from Financial Edge Fund, LP (“Financial Edge”), a purported stockholder of the Company, which the Company received on October 8, 2009 (the “Demand”), requesting that the Company provide Financial Edge with certain books and records pursuant to Section 220 of the Delaware General Corporation Law (“Section 220”). In accordance with the request of Financial Edge set forth in the Demand, this response is being directed to you.

We have reviewed the Demand on behalf of the Company and believe the Demand does not comply with the requirements of Section 220. Accordingly, the Company is not required to provide to Financial Edge any of the requested materials.

Sincerely,

/s/ John J. Gorman
John J. Gorman